Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
FGX INTERNATIONAL HOLDINGS LIMITED

The undersigned, being duly authorized to execute this Certificate of Incorporation for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST:  The name of this corporation shall be FGX International Holdings Limited (the “Corporation”).

SECOND:  The Corporation’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808 and its registered agent at such address is Corporation Service Company.

THIRD:  The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock which this Corporation is authorized to issue is one thousand (1,000).  All such shares are to be common stock of one class, par value $0.01 per share.

FIFTH:  The name and address of the incorporator is as follows: Carol Xueref, c/o Essilor International, 147, rue de Paris, 94220 Charenton-le-Pont, France.

SIXTH:  The initial Board of Directors shall consist of the individuals listed below, and shall have the power to adopt, amend or repeal the by-laws.  These initial Directors shall serve in this capacity until such time as successors are elected and qualified.

Alec Taylor	c/o FGX International Holdings Limited
500 George Washington Highway
Smithfield, Rhode Island 02917
USA

Eric Thoreux	c/o Essilor International
147, rue de Paris
94220 Charenton-le-Pont
France

Kevin Rupp	c/o Essilor International
147, rue de Paris
94220 Charenton-le-Pont
France

SEVENTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, the director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 15th day of March, 2010.

/s/ Carol Xueref
Carol Xueref, Incorporator